Exhibit 99.1
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August 11, 2003




Dear Shareholder:

The second quarter of 2003 was an excellent growth quarter for your Corporation. Total assets at The National Bank of Indianapolis grew a robust $70 million over last year's second quarter - reaching $778 million at June 30, 2003.

Also in the second quarter of 2003, The National Bank of Indianapolis Corporation earned a profit of $1,205,000 or $0.48 per fully diluted share compared to $1,275,000 or $0.51 per share in the second quarter of 2002. Of note in the second quarter were a group of unusual items. These include two check losses, a write down of mortgage servicing value, and a change in the method of estimating accrued wealth management fees. These unusual items taken together had a detrimental effect on second quarter results. For the first six months of this year, net income grew 23% to $2,502,000 or $0.99 per share - a record for your Bank. Book value per share also reached a new high of $17.88.

Our second quarter performance was aided by the continued growth of our loan portfolio. Loans exceeded $567 million, for a growth of $85 million or 18% over last year. Despite this rapid growth and a slow economy, loan quality continues to remain excellent. During the entire first six months of 2003, the Bank had net charge-offs of only $214,000. Even more impressive, however, is the reserve for loan losses that now stands at $7,613,000. In light of the outstanding quality of our loan portfolio, the reserve for loan losses is very substantial.

Another significant contributor to our second quarter profit was fee income. For the first six months of 2003, the Bank generated fees in excess of $4,151,000 - up 14% from last year. Residential mortgage volume continues to be very strong and is a major contributor to fee income. Our Wealth Management Division also contributed to the growth of fee income. At June 30, assets under administration in our Wealth Management Division totaled $595 million. We continue to see the potential for continued growth in Wealth Management assets.

Our annual meeting was held on June 19, 2003. At the annual meeting, Kathryn G. Betley, David R. Frick, and Philip B. Roby were re-elected as Directors of the Corporation. We continue to enjoy the benefits of a very active Board of Directors.

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The Stock Repurchase Program approved by the Board in January and announced on
June 6, 2003 is underway. At this time, over 20,000 shares have been repurchased at prices up to $31.25. The Stock Repurchase Plan is valid until December 31, 2003, unless terminated earlier by the Board. They repurchase the program may be suspended or discontinued at any time if management determines that additional purchases are not warranted or if the cost of the repurchase program reaches $7.6 million. Should you have an interest in selling any shares back to the Corporation under this repurchase program, please contact Morrie Maurer at 261-9600.

In summary, The National Bank of Indianapolis had a record first six months of 2003 and is well on the way toward the goals that we have established for the year. As always, we appreciate the numerous referrals of our shareholders and the dedication of our employees.

Sincerely,


/s/ Michael S. Maurer

Michael S. Maurer
Chairman of the Board




/s/ Morris L. Maurer

Morris L. Maurer
President and
Chief Executive Officer



/s/ Philip B. Roby

Philip B. Roby
Executive Vice President and
Chief Operating Officer

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